Filed pursuant to Rule 424(b)(3)
                                                              Reg No. 333-83266


PROSPECTUS SUPPLEMENT NO. 9
(To Prospectus filed with the Securities and Exchange Commission (the "Commission") under cover of a Registration Statement on Form F-3 on February 20, 2002, as supplemented and amended by Prospectus Supplement No. 1, filed with the Commission on May 1, 2002, Prospectus Supplement No. 2, filed with the Commission on May 31, 2002, Prospectus Supplement No. 3, filed with the Commission on June 7, 2002, Prospectus Supplement No. 4, filed with the Commission on July 25, 2002, Prospectus Supplement No. 5, filed with the Commission on September 26, 2002, Prospectus Supplement No. 6, filed with the Commission on December 12, 2002, Prospectus Supplement No. 7, filed with the Commission on January 17, 2003, and Prospectus Supplement No. 8, filed with the Commission on January 31, 2003).

                                ASML Holding N.V.
                           30,814,576 Ordinary Shares

         This Prospectus Supplement No. 9 supplements and amends the Prospectus relating to 30,814,576 of our ordinary shares, issuable upon conversion of our 5.75% convertible subordinated notes due 2006, as filed with the Commission under cover of a Registration Statement on Form F-3 on February 20, 2002, as supplemented by Prospectus Supplement No. 1, filed with the Commission on May 1, 2002, and Prospectus Supplement No. 2, filed with the Commission on May 31, 2002, Prospectus Supplement No. 3, filed with the Commission on June 7, 2002, Prospectus Supplement No. 4, filed with the Commission on July 25, 2002, Prospectus Supplement No. 5, filed with the Commission on September 26, 2002, Prospectus Supplement No. 6, filed with the Commission on December 12, 2002, Prospectus Supplement No. 7, filed with the Commission on January 17, 2003, and Prospectus Supplement No. 8, filed with the Commission on January 31, 2003.

         The table on pages 13 through 16 of the Prospectus (as supplemented and amended) sets forth information with respect to the selling securityholders and the respective number of ordinary shares to be beneficially owned by each selling securityholder upon conversion of the 5.75% convertible subordinated notes due 2006 and that may be offered pursuant to the Prospectus (as supplemented and amended). This Prospectus Supplement No. 9 amends that table by adding the items set forth below.

--------------------------------------------------- ---------------------------------- -------------------------
              Selling Securityholder                 Number of Ordinary Shares to be     Percentage of Total
                                                     Owned Upon Conversion of 5.75%       Amount of Ordinary
                                                     Convertible Subordinated Notes     Shares outstanding as
                                                       due 2006 and Offered Hereby       of December 31, 2001

--------------------------------------------------- ---------------------------------- -------------------------
BNP Paribas Equity Strategies, SNC                               32,154                           *
555 Croton Road, 4th Floor
King of Prussia, PA  19406
--------------------------------------------------- ---------------------------------- -------------------------
CooperNeff Convertible Strategies (Cayman) Master                17,256                           *
Fund, L.P.
c/o BNP Paribas Brokerage Services, Inc.
Attn:  Ms. Judith Winters
555 Croton Road, 4th Floor
King of Prussia, PA  19406
--------------------------------------------------- ---------------------------------- -------------------------
Sturgeon Limited                                                  4,180                           *
48 Par-La-Ville Road, Suite 208
Hamilton, HM 11  Bermuda
--------------------------------------------------- ---------------------------------- -------------------------
*Less than 1%

         The Prospectus, together with Prospectus Supplement Nos. 1, 2, 3, 4, 5, 6, 7, 8 and this Prospectus Supplement No. 9, constitutes the Prospectus required to be delivered by Section 5(b) of the Securities Act of 1933 with respect to offers and sales of ordinary shares, nominal value Euro 0.02 per share, issuable upon conversion of our 5.75% convertible subordinated notes due 2006.

         Prospective investors should carefully consider matters discussed under the caption "Risk Factors" beginning on page 1 of the Prospectus.

         Neither the Commission nor any U.S. state securities regulators have approved or disapproved of these securities or determined if this Prospectus Supplement No. 9 is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this Prospectus Supplement No. 9 is February 13, 2003.